March 29, 2006

Room 4561


Mr. Steven D. Bonham
Chief Financial Officer
Unify Corporation
2101 Arena Boulevard Suite 100
Sacramento, CA 95834

Re:	Unify Corporation
	Form 10-K for the Fiscal Year Ended April 30, 2005
	Filed July 28, 2005
      Form 8-K
	Filed September 10, 2005
	File No. 1-11807


Dear Mr. Bonham:

	We have completed our review of the filings referenced above and do not, at this time, have any further comments.


								Sincerely,




								Brad Skinner
								Accounting Branch Chief